Cecily Brown
(b. 1969)



Masterworks has exited 5 other Brown offerings, more than any artist on the platform. Previous returns include 15%, 35%, and 77% annualized net returns. Past performance not indicative of future returns, see Investment Thesis for performance disclosures.

INVESTMENT THESIS

Initial Offering Price
$1,776,000

Offering Circular
sec.gov

Similar Sales | Record Price


$3.0m
$2.0m
$1.0m
$0.0m
09
12
15
18
21
24

Price Appreciation of Similar Works
20.6%

Sharpe Ratio (2000-2023) watch video

Cecily Brown	▲1.25
S&P 500	0.38

0% Progress

MEMBERS ONLY

Cecily Brown
(b. 1969)

Why we like this offering

1. The Artwork is a prime domestic-scale example of Cecily Brown's gestural abstract painting style.
2. Masterworks has exited 5 Cecily Brown offerings to date, more than any other artist on the platform. Previous returns include 15%, 35%, and 77% annualized net returns. In July 2023, Masterworks exited another mature Brown work of similar size to the Artwork, realizing a net annualized return of 77.3% to investors in the offering after a 259 day holding period.
3. Auction records for artworks similar in scale, style, and period are led by *Running Scared* (2010), which sold for $2,601,000 at Sotheby's in March 2023, and *Untitled* (2007-2008), which sold for $1,740,000 at Christie's in November 2022.
4. 2023 was a record year for the artist with $38 million of total auction turnover and a mid-career survey at the Metropolitan Museum of Art.
5. Cecily Brown began using aluminum while still a student in the early 1990s; however, it is more commonly found in her later, mature style works since 2014.
6. Although not as common as canvas or linen, the aluminum support of the Artwork is a recurring medium in the artist's practice. The more experimental nature of the metal support encourages Brown to unleash her creativity and develop her style separate from trends. Her oil on aluminum painting, The Bay of Opal (2018), for example, hangs in the collection of the New York City's mayoral home Gracie Mansion.

"Annualized net return" or "IRR" refers to the annualized internal rate of return net of all fees and expenses, calculated from the offering closing date to the date the sale is consummated. IRR may not be indicative of Masterworks paintings not yet sold and past performance is not indicative of future results. For additional information regarding the calculation of IRR for a particular investment in an artwork that has been sold, a reconciliation will be filed as an exhibit to Form 1-U and will be available on the SEC's website at www.sec.gov.

Masterworks has completed 22 exits across their over 400 offerings to date with illustrative annualized net returns of 17.6%, 17.8%, and 21.5%.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$37,975,208	23	$5,812,178

Turnover by Year


29.3M
21.9M
14.6M
7.3M
11
12
13
14
15
16
17
18
19
20
21
22

Lots Auctioned


Sold
Unsold
25
18.75
12.5
6.25
11
12
13
14
15
16
17
18
19
20
21
22

Initial Offering Price	$1,776,000
Offering Circular	sec.gov/edgar

Painting





About Cecily Brown

Cecily Brown (b. 1969, United Kingdom) is one of the most celebrated living British painters and is best-known for combining abstraction and figuration with frenzied and vibrant applications of paint. She moved to New York and distanced herself from the Young British Artists, London's dominant artistic movement, to continue her exploration of the materiality and eroticism of oil paint. In 2023, the Metropolitan Museum of Art mounted the artist's first major museum survey in New York titled Cecily Brown: Death and the Maid.

INVEST NOW

CECILY BROWN

b. 1969, GREAT BRITAIN

Oil on linen | 31 × 43 in. (78 x 109 cm.)

Cecily Brown is one of the most celebrated living painters and is best-known for combining abstraction and figuration with frenzied and vibrant applications of paint.



$1,776,000 INITIAL OFFERING	
20.0% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]	20.7% ANNUAL GROWTH OF RECORD PRICE[4]
▲1.25 SHARPE RATIO[3]	17.1% MEDIAN REPEAT SALE PAIR APPRECIATION[4]

The Artwork is a prime domestic-scale example of Cecily Brown's gestural abstract painting style. Although not as common as canvas or linen, the aluminum support of the Artwork is a recurring medium in the artist's practice. The more experimental nature of the metal support encourages Brown to unleash her creativity and develop her style separate from trends. Her oil on aluminum painting, The Bay of Opal (2018), for example, hangs in the collection of the New York City's mayoral home Gracie Mansion. Cecily Brown began using aluminum while still a student in the early 1990s; however, it is more commonly found in her later, mature style works since 2014. The Artwork is a vibrant green and blue predominantly abstract composition on a horizontal aluminum support. Although predominantly abstract, the composition hints at anthropomorphic forms with intentional, varied brushstrokes and shades of fleshy pink pigment. As the name suggests, allusions to cat ears and tails become visible upon close inspection, and at the bottom of the composition, a full body of a cat appears. Auction records for artworks similar in scale, style, and period are led by Running Scared (2010), which sold for $2,601,000 at Sotheby's New York on March 9, 2023, and Untitled (2007-2008), which sold for $1,740,000 at Christie's New York on November 18, 2022.

Cecily Brown is currently represented by Paula Cooper Gallery and Thomas Dane Gallery. She has been the subject of numerous major solo exhibitions at major institutions, including the Metropolitan Museum of Art in New York, Blenheim Palace in Oxfordshire, England, the Louisiana Museum in Denmark, the Museum of Fine Arts in Boston, and the Hirshhorn Museum and Sculpture Center in Washington, D.C. Her work is also represented worldwide in the permanent collections of important cultural institutions, including the Solomon R Guggenheim Museum, the Whitney Museum of American Art, the Brooklyn Museum in New York, the Louisiana Museum in Denmark, the National Gallery of Norway in Oslo, the Tate in London, Glenstone Museum in Potomac, and the Foundation Louis Vuitton in Paris. Since 2017, Brown's secondary market has steadily increased with added traction from her Metropolitan Museum of Art exhibition and a 38 million dollar turnover at auction in 2023. Her auction records are led by Suddenly Last Summer (1999), which sold for $6,776,200 at Sotheby's New York on May 16, 2018, Free Games for May (2015), which sold for $6,711,450 at Sotheby's New York on May 16, 2023, and Spree (1999), which sold for $6,583,500 at Sotheby's New York on November 18, 2021.

HER AUCTION RECORDS ARE LED BY SUDDENLY LAST SUMMER (1999), WHICH SOLD FOR $6,776,200 AT SOTHEBY'S NEW YORK ON MAY 16, 2018, FREE GAMES FOR MAY (2015), WHICH SOLD FOR $6,711,450 AT SOTHEBY'S NEW YORK ON MAY 16, 2023, AND SPREE (1999), WHICH SOLD FOR $6,583,500 AT SOTHEBY'S NEW YORK ON NOVEMBER 18, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
1/1/2012
1/1/2014
1/1/2016
1/1/2018
1/1/2020
1/1/2022
1/1/2024

Cecily Brown (b. 1969, Britain) is one of the most celebrated living painters and is best-known for combining abstraction and figuration with frenzied and vibrant applications of paint. In 1993, Brown received her BFA from the Slade School of Art in London, where she studied abroad at the New York Studio School. A year after graduating, she returned to New York and distanced herself from the Young British Artists, London's dominant artistic movement focused on unconventional materials and concept driven work. In New York, Brown continued her exploration of the materiality and eroticism of oil paint, drawing inspiration from Analytic Cubism, Abstract Expressionism, and old-master paintings as well as contemporary pornography and female sexuality. Her early works incorporated cartoonish figuration into humorous and sensual expressionistic paintings; however, she predominantly abandoned figuration in the 1990s to develop her dynamic gestural brushstrokes. Brown's abstract compositions quickly garnered the attention of acclaimed dealer Jeffrey Deitch, and in 1997, her first major solo exhibition, Spectacle, served as the inaugural exhibition of Deitch Projects. Two years later, the artist signed with global mega-dealer Gagosian Gallery, and in 2015, she changed her representation to Thomas Dane in London and Paula Cooper Gallery in New York. Brown continues to live and work in New York.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Cecily Brown with the following criteria: Works created from 2000 to present, that measure from 20 inches by 20 inches to 50 inches by 50 inches, excluding Bend Sinister, and overtly figurative works. NOTE: all comps are on canvas/linen. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 18.3% CAGR implied from selected sales occurring from February 17, 2011, to May 17, 2024.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Cecily Brown has a risk-adjusted appreciation of 1.25. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Cecily Brown have a record price compound annual growth rate ("CAGR") of 20.7% from November 13, 2000 to December 31, 2023. This calculation is based on (i) a record price of $75,000 on November 13, 2000, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $5,800,000, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Cecily Brown is 17.1%, which is based on 32 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Cecily Brown was November 14, 2000 and ending on the last date a repeat sale occurred for such artist, which in the case of Cecily Brown was November 7, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.